Exhibit 99.2

NEWS RELEASE	NYSE: LDG

Contact: Phyllis Proffer
925-979-3979

Longs Drug Stores Corporation Announces

New $200 Million Share Repurchase Program

WALNUT CREEK, Calif. (November 13, 2007) – Longs Drug Stores Corporation (NYSE: LDG) today announced that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s outstanding common stock during the period extending through February 2011. The repurchases will be made in open market transactions or through negotiated transactions from time to time, depending upon market conditions and the availability of funds.

The Company has repurchased approximately $125 million in common stock under a separate repurchase program authorized by its Board of Directors in May 2005. The average purchase price was $46.40 per share. Approximately $25 million remains under this authorization that expires in May 2008.

Longs Drug Stores had a total of approximately 37.6 million shares outstanding as of the third quarter ended October 25, 2007.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates more than 500 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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